UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NORTHSTAR NEUROSCIENCE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 28, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Northstar Neuroscience, Inc., which will be held on Thursday June 5, 2008, at 8:00 a.m., local time, at the offices of DLA Piper US LLP at 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104.

At the Annual Meeting, you will be asked to consider and vote to elect three directors to Northstar’s Board of Directors.

NORTHSTAR’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

You should read carefully the accompanying Notice of Annual Meeting of Shareholders and the proxy statement for additional related information.

To be sure that your shares are properly represented at the meeting, whether or not you plan to attend the Annual Meeting, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

John S. Bowers Jr. President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING IF AVAILABLE TO YOU, OR

BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY JUNE 5, 2008

We will hold the 2008 Annual Meeting of Shareholders at 8:00 a.m., local time, on Thursday June 5, 2008, at the offices of DLA Piper US LLP at 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104 for the following purposes:

•	To elect one Class I director and two Class II directors to Northstar’s Board of Directors to serve until the annual meeting of shareholders in 2011 and 2012, respectively; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on April 4, 2008 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

The directors elected will be the three candidates receiving the greatest number of votes cast, in person or by proxy, at the Annual Meeting.

You are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, you are urged to complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card, if available, even if you plan to attend the Annual Meeting. The shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted, either by returning a proxy for the same shares bearing a later date, filing with the corporate secretary of Northstar a written revocation bearing a later date, or attending the Annual Meeting and voting in person. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

Raymond N. Calvert Vice President, Finance, Chief Financial Officer and Secretary

Seattle, Washington

April 28, 2008

NORTHSTAR NEUROSCIENCE, INC.

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to holders of shares of common stock of Northstar Neuroscience, Inc. in connection with the solicitation of proxies by our Board of Directors, or Board, for use at our 2008 Annual Meeting of Shareholders on Thursday June 5, 2008, at 8:00 a.m., local time, at the offices of DLA Piper US LLP at 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104. Matters to be considered at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that the Notice of Annual Meeting of Shareholders, proxy statement and accompanying form of proxy will be mailed to shareholders on or about April 28, 2008.

RECORD DATE AND SHARES ENTITLED TO VOTE

Only our shareholders of record at the close of business on April 4, 2008 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 26,101,589 shares of common stock outstanding.

REVOCABILITY OF PROXIES

Shares represented at the Annual Meeting by properly executed proxies will be voted at the Annual Meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy may be revoked by a shareholder at any time either by:

•	filing with the corporate secretary of Northstar, prior to the Annual Meeting, either a written revocation or a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person, regardless of whether a proxy has previously been given.

Presence at the Annual Meeting will not revoke the shareholder’s proxy unless such shareholder votes in person.

QUORUM AND VOTING

You will be entitled to one vote per share of common stock that you hold. Action may be taken on a matter submitted to shareholders at the Annual Meeting only if a quorum exists. The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “abstain” box on the proxy card. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters, including the election of directors.

Under applicable law and Northstar’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, if a quorum is present at the Annual Meeting, the three director candidates who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. You are not entitled to cumulative voting rights in the election of directors.

Your shares will be voted in accordance with the instructions you indicate when you submit your proxy. If you submit a proxy, but do not indicate your voting instructions, your shares will be voted FOR the election of the director nominees listed in this proxy statement.

Voting by Mail

By signing and returning the enclosed proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet

You may be able to vote on the Internet. If so, instructions are included with your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting

If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record, and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Solicitation of Proxies

Proxies may be solicited by our directors, officers, and regular employees, without payment of any additional compensation to them. Proxies may be solicited in person, by mail or telephone. Any costs relating to such solicitation will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, one Class I director and two Class II directors are to be elected to hold office for terms of two and three years, respectively. John S. Bowers Jr. was appointed to the Board after our 2007 annual meeting of shareholders, and under Washington law he is required to stand for election this year even though the other Class I directors do not stand for reelection until the 2010 annual meeting of shareholders. Each director will serve until his or her successor shall be elected and qualified. The Board has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.

Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy will vote “FOR” the election of the nominees listed below.

The following table sets forth the name and age of each member of the Board, the positions and offices held by each director with Northstar and the period during which the director has served as a director of Northstar.

Name	Age	Positions and Offices With Northstar	Director Since
Class I Director nominated for election at the 2008 Annual Meeting:
John S. Bowers Jr.	45	President, Chief Executive Officer, and Director	2007

Class II Directors nominated for election at the 2008 Annual Meeting(*):
Robert E. McNamara	51	Director	2006
Dale A. Spencer	62	Director	1999

Class III Directors whose terms expire at the 2009 Annual Meeting:
Alan J. Levy, Ph.D.	70	Director	1999
Susan K. Barnes	54	Director	2006
Albert J. Graf	60	Director	2006

Class I Directors whose terms expire at the 2010 Annual Meeting:
Carol D. Winslow	53	Director	2002
Michael D. Ellwein	68	Director	2007

*	Director Wende S. Hutton, a current Class II Director, is not standing for re-election to the Board.

Class I Director Nominee

John S. Bowers Jr, Mr. Bowers joined Northstar in February 2004 and has served as a director and our President and Chief Executive Officer since June 2007. Before his promotion to the offices of President and Chief Executive Officer, Mr. Bowers served as our Executive Vice President of Marketing and Business Development and, more recently, as our Chief Operating Officer. Prior to joining Northstar, Mr. Bowers spent 14 years with Guidant Corporation and Eli Lilly and Company in a number of senior marketing, business development and sales management roles, most recently leading the business development and marketing teams for Guidant’s Drug Eluting Stent program (now part of Abbott Laboratories). Mr. Bowers holds a B.A. in Economics-Accounting from Gonzaga University and an M.B.A. from Harvard University.

Class II Director Nominees

Robert E. McNamara. Mr. McNamara has been a director since May 2006. Since December 2004, Mr. McNamara has served as Senior Vice President and Chief Financial Officer of Accuray, Inc., a medical device company. From March 2003 to June 2004, Mr. McNamara served as Chief Executive Officer of InDefense, Inc., a security software company that was acquired by Microsoft, Inc. From March 2001 to August 2002, Mr. McNamara served as Senior Vice President and Chief Financial Officer of Recourse Technologies, Inc., a security software company that was acquired by Symantec Corporation. Mr. McNamara holds a B.A. in Accounting from the University of San Francisco and an M.B.A. from the Wharton School, University of Pennsylvania.

Dale A. Spencer. Mr. Spencer has been a director since August 1999. Since 1999, Mr. Spencer has been a private investor, primarily in the medical device industry. From 1995 to 1999, Mr. Spencer served as a director of Boston Scientific Corporation, a medical device company. From 1995 to 1997, Mr. Spencer served as Executive Vice President in the Office of the Chairman for Boston Scientific Corporation. Mr. Spencer serves as a director of five privately held medical device companies. Mr. Spencer holds a B.S. in Engineering from the University of Maine and an M.B.A. from University of Illinois.

Class III Directors Continuing in Office until the 2009 Annual Meeting of Shareholders

Alan J. Levy, Ph.D. Dr. Levy is the Chairman of the Board and co-founded Northstar in 1999. From inception to June 2007, Dr. Levy served as our President and Chief Executive Officer and a director, and became the Chairman in June 2007. From 1993 to 1998, Dr. Levy served as President and Chief Executive Officer of Heartstream, Inc., a medical device company that was acquired by Hewlett-Packard in 1998. From 1989 to 1993, Dr. Levy served as President and Chief Operating Officer of Heart Technology Inc., a medical device company that was acquired by Boston Scientific Corporation. Dr. Levy has been a venture partner at Frazier Healthcare Ventures since 2007. Dr. Levy serves as a director of Intuitive Surgical, Inc. Dr. Levy holds a B.S. in Chemistry from City University of New York and a Ph.D. in Organic Chemistry from Purdue University.

Susan K. Barnes. Ms. Barnes has been a director since February 2006. From May 1997 to November 2005, Ms. Barnes served as Chief Financial Officer at Intuitive Surgical, Inc. Ms. Barnes holds an A.B. from Bryn Mawr College and an M.B.A. from the Wharton School, University of Pennsylvania.

Albert J. Graf. Mr. Graf has been a director since May 2006. Since October 2005, Mr. Graf has been a venture partner with New Enterprise Associates focusing on the medical device industry. From June 2000 to December 2004, Mr. Graf served as Group Chairman at Guidant Corporation, a medical device company. Mr. Graf serves as a director of American Medical Systems Holdings, Inc. and serves on the boards of five privately held companies. Mr. Graf holds a B.S. in Economics from Boston University and an M.B.A. from Indiana University.

Class I Directors Continuing in Office until the 2010 Annual Meeting of Shareholders

Carol D. Winslow. Ms. Winslow has been a director since March 2002. Since 2001, Ms. Winslow has been a principal of Channel Medical Partners, L.P., concentrating on medical technology investments. Ms. Winslow holds an A.B. from Mount Holyoke College and an M.B.A. from the University of Minnesota.

Michael D. Ellwein. Mr. Ellwein is currently an attorney with the law firm of Fredrikson & Byron and a venture partner with Three Arch Partners. Previously, Mr. Ellwein held several positions at Medtronic, Inc., where he was the Vice President and Chief Development Officer from 1998 to 2007, Vice President of Corporate Development and Associate General Counsel from 1993 to 1998, and Vice President of Corporate Development and Assistant General Counsel from 1990 to 1993. Mr. Ellwein holds a B.S. in Chemical Engineering from the South Dakota School of Mines and Technology, a J.D. from the University of Iowa, and has been admitted to the Iowa, Minnesota, and Ohio State Bar Associations.

The Board of Directors Unanimously Recommends a Vote “FOR” the Election of the one Class I Director Nominee and the two Class II Director Nominees.

CORPORATE GOVERNANCE

Independence of the Board of Directors

Pursuant to the listing standards of The Nasdaq Stock Market, or NASDAQ, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our outside legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards in effect at the time of the determination.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Northstar, our senior management and our independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Barnes, Mr. Ellwein, Mr. Graf, Ms. Hutton, Mr. McNamara, Mr. Spencer, and Ms. Winslow. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company. Dr. Levy, our Chairman of the Board and our former President and Chief Executive Officer, and Mr. Bowers, our current President and Chief Executive Officer, are not independent directors by virtue of their recent and current employment with Northstar, respectively.

Meetings of the Board of Directors

Our Board met seven times during the last fiscal year. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she served during the period he or she was a director or committee member.

Board Committees

Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our Board and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate. Our Board has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each committee conducts its business pursuant to a written charter approved by the Board.

Audit Committee

The Audit Committee assists the full Board in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation, and oversight of the work performed by our independent registered public accounting firm. The members of the Audit Committee are Susan K. Barnes (Chair), Robert E. McNamara, and Carol D. Winslow, each of whom is an independent director as defined by the listing standards of the Nasdaq Global Market relating to audit committee members and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. During 2007, the Audit Committee met twelve times and each member of the Audit Committee attended at least 75% of those meetings. The Board has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.northstarneuro.com. The Board has determined that Ms. Barnes and Mr. McNamara are “Audit Committee Financial Experts,” as defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee is responsible for reviewing and, if appropriate, approving any related party transactions, which include any transactions that would require disclosure in the “Certain Relationships and Related Transactions” section of this proxy statement. The Audit Committee will review and consider any such proposed transactions based on an analysis of benefit to the company and the ongoing independence of the related party involved in the transaction. No such proposed transactions were presented to, or approved by, the Audit Committee in 2007.

Compensation Committee

The Compensation Committee has been delegated authority by the Board to oversee all significant aspects of Northstar’s compensation policies and programs, including:

•	Reviewing and recommending to the Board the compensation and annual performance objectives and goals of our Chief Executive Officer;

•	Reviewing and approving the compensation and annual performance objectives and goals of our other executive officers; and

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate.

The members of the Compensation Committee are Wende S. Hutton (Chair), Albert J. Graf, and Dale A. Spencer, each of whom is an independent director as defined by the applicable NASDAQ listing standards. During 2007, the Compensation Committee met four times and each member of the Compensation Committee attended all four meetings. After the Annual Meeting, and in conjunction with Ms. Hutton’s decision not to stand for re-election to the Board, Mr. McNamara, who is also an independent director, will become a member of the Compensation Committee, and Mr. Graf will become Chair of the Compensation Committee. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.northstarneuro.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee at any time has served as one of our officers or employees. None of our executive officers currently serves, or in 2007 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for matters relating to the corporate governance of our company and the nomination of members of the Board and committees thereof. The members of the Nominating and Corporate Governance Committee are Dale A. Spencer (Chair), Michael D. Ellwein, and Carol D. Winslow, each of whom is an independent director as defined by the applicable NASDAQ listing standards. In 2007, the Nominating and Corporate Governance Committee met five times and each member of the Nominating and Corporate Governance Committee attended all five meetings. The Nominating and Corporate Governance Committee operates under a charter adopted by the Board, a copy of which is available on our website at www.northstarneuro.com.

The Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, shareholders, and others based upon each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate to the Board. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration to become nominees for election to the Board at an annual meeting of shareholders must do so in accordance with the procedures set forth in “Deadline for Receipt of Shareholder Proposals for 2009 Annual Meeting” section of this proxy statement and in compliance with our bylaws. To date, the Nominating and Corporate Governance Committee has not received a director nomination from a shareholder or shareholders holding more than 5% of our voting stock.

Nominees for the Board must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, and integrity. The Nominating and Corporate Governance Committee endeavors to select director candidates who will contribute to Northstar’s overall corporate goals. The Nominating and Corporate Governance Committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, diversity and professional experience, including experience in medical technology, finance, marketing, and financial reporting, and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board at that time.

Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend the annual meeting of shareholders. Last year all members of our Board attended the annual meeting of shareholders.

Shareholder Communications with the Board of Directors

Shareholders wishing to communicate with the Board should send any communication to Secretary, Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121. Any communication with the Board must state the number of shares beneficially owned by the shareholder making the communication. The Secretary will, as appropriate, forward communication to the Board or to any individual director, directors, or Board committee to whom the communication is directed.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our officers, directors and employees. The most current version is available on our web site at www.northstarneuro.com by first selecting “Investor Relations” and then “Corporate Governance.” If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.

Executive Officers

Our executive officers and their ages as of December 31, 2007 were as follows:

Name	Age	Positions	Officer Since
John S. Bowers Jr.	45	President, Chief Executive Officer and Director	2004
Raymond N. Calvert	41	Vice President, Finance, Chief Financial Officer, and Secretary	2003
Matthew J. Gani	45	Vice President, Product Development	2007
Bradford E. Gliner	42	Vice President, Research	2004
Brian Kopell	37	Vice President, Medical Affairs and Medical Director	2007
Scott S. Lynch	35	Vice President, Marketing and Business Development	2007
Nawzer Mehta, Ph.D.	49	Vice President, Clinical Affairs	2005
Amy J. Peterson (1)	53	Vice President, Regulatory Affairs and Quality Systems	2006
John M. Ray (1)	40	Vice President, Product Quality and Operations	2007

(1)	Ms. Peterson’s and Mr. Ray’s employment was terminated in February 2008 as a result of the corporate reduction in force.

John S. Bowers Jr.’s biographical summary is included under “Proposal No. 1 Election of Directors.”

Raymond N. Calvert, Vice President, Finance, Chief Financial Officer, and Secretary has been with Northstar since 2001, became our Vice President, Finance in February 2003 and has been our Chief Financial Officer since May 2005. Prior to joining Northstar, Mr. Calvert was the Vice President, Finance at Altrec.com, Inc., an online outdoor products retailer; prior to that he had over 10 years experience with Ernst & Young. Mr. Calvert holds a B.A. in Business Administration, Accounting from the University of Washington.

Matthew J. Gani, Vice President, Product Development joined Northstar in June 2005 and served as our Director of Product Development until January 2007 at which time he was promoted to his current position. From September 2003 to May 2005, Mr. Gani served as Senior Director, Program Management and Software Development at Micro Systems Engineering, Inc., an implantable medical device company. Mr. Gani joined Micro Systems Engineering, Inc. as a Program Manager in February 1998. Mr. Gani holds a B.S. in Applied Mathematics and a B.E. in Electrical Engineering from the University of New South Wales.

Bradford E. Gliner, Vice President, Research, joined Northstar in 1999 and served as our Director of Research until September 2004 when he was promoted to his current position. Prior to joining Northstar, Mr. Gliner was a founder and held various research positions at Heartstream, Inc., a medical device company specializing in automatic external defibulators. Mr. Gliner holds a B.S. in Electrical Engineering from the University of Illinois and an M.S. in Biomedical Engineering from Johns Hopkins University.

Brian H. Kopell, M.D., Vice President, Medical Affairs, joined Northstar in January 2008 under a consulting agreement. Since 2004 Dr. Kopell has been the Assistant Professor of Neurosurgery at the Medical College of Wisconsin, where he specializes in the neuromodulation and functional neurosurgical treatment of various functional neurological maladies such as movement, pain and psychiatric disorders. From 2003 to 2004, Dr. Kopell was a fellow at the Cleveland Clinic. Dr. Kopell holds an M.D. from the New York University School of Medicine where he also completed his residency. Dr. Kopell’s fellowships were completed at the University Hospital in Zurich, Cleveland Clinic Foundation and University Hospital in Ankara.

Scott C. Lynch, Vice President, Marketing and Business Development, joined Northstar in January 2007. From 2003 to 2006, Mr. Lynch served as Vice President of Global Marketing at Zimmer Spine, a medical device company. Prior to 2003, Mr. Lynch served in senior management positions in marketing and engineering. He holds a B.S. in Mechanical Engineering from the University of Minnesota.

Nawzer Mehta, Ph.D., Vice President, Clinical Affairs, joined Northstar in January 2005. From October 2000 to December 2004, Dr. Mehta served as Director of Clinical Research at Medtronic, Inc., a medical device company. Dr. Mehta holds a B.S. in Human Biology from the University of Surrey and a Ph.D. in Applied Cardiovascular Physiology from the University of London.

Amy J. Peterson, Vice President, Regulatory Affairs and Quality Assurance, joined Northstar in November 2006. Ms. Peterson’s employment ended in February 2008 as a result of Northstar’s reduction in force. From December 2005 to November 2006, Ms. Peterson served as the Vice President Regulatory Affairs and Quality Assurance at Lumen BioMedical Inc., a medical device company. Prior to March 2006, Ms. Peterson provided regulatory and quality assurances service as a member of executive management and as an independent contractor to several medical device manufacturers. Ms. Peterson holds a B.A. in Biology from Wittenberg University.

John M. Ray, Vice President, Product Quality and Operations joined Northstar in January 2004 and served as our Director of Product Quality and Operations until January 2007 at which point he was promoted to Vice President. Mr. Ray’s employment ended in February 2008 as a result of Northstar’s reduction in force. Prior to joining Northstar in 2004, Mr. Ray held executive positions in medical device and technology companies. Mr. Ray holds a B.S. in Electrical Engineering from Montana State University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Role of Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board. The members of this Committee are Wende S. Hutton (Chair), Albert J. Graf, and Dale A. Spencer, each of whom is an independent, non-employee director. After the 2008 Annual Meeting, Mr. McNamara, who is also an independent director, will become a member of the Compensation Committee, and Mr. Graf will become chair of the Committee.

Under the terms of its charter, the Compensation Committee is responsible for recommending and approving the type and level of compensation to be granted to our executive officers, other than the Chief Executive Officer. In fulfilling its role, the Compensation Committee determines the compensation levels, including annual salary, bonus, and equity grants, for executives and other employees, as necessary, grants equity compensation under the 2006 Performance Incentive Plan, and periodically reviews the operation and administration of our executive and employee compensation programs. With respect to the Chief Executive Officer, the Compensation Committee is responsible for recommending to the Board the type and level of compensation granted to the Chief Executive Officer. The Board retains the authority to approve the Chief Executive Officer’s compensation.

In performing its duties during 2007, the Compensation Committee relied on 2006 compensation analyses provided by Top Five Data Services, Inc., or Top Five, and other consulting firms retained by the Compensation Committee and management during 2007, including Watson Wyatt Worldwide, Inc., or Watson Wyatt. The Compensation Committee also considered compensation recommendations from management and relevant background information on our executives. The Compensation Committee reviewed the compensation recommendations with the Chief Executive Officer and Chief Financial Officer. Neither the Chief Executive Officer nor the Chief Financial Officer was present during the discussions of their respective individual compensation. The final recommendations by the Compensation Committee with respect to the compensation of the Chief Executive Officer were approved by the Board.

General Philosophy

Our overall compensation philosophy is to provide executive compensation that enables us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following objectives provide a framework for our executive compensation program:

•	pay competitively to attract, retain and motivate executives who must operate in a high-demand environment;

•	relate total compensation for each executive to overall company performance and individual performance;

•	structure compensation so that a significant portion of each executive’s compensation is at risk, the degree of which positively correlates to the level of the executive’s responsibility; and

•	align the interests of our executives with those of our shareholders.

Compensation Program

In order to achieve the above goals, our compensation packages include base salary, annual cash bonus, and long-term compensation in the form of stock options and, in some cases, restricted stock. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation. The costs of our compensation programs are a significant component of our overall operating costs.

Review of External Data

Our process for determining executive pay includes reviewing compensation information from a variety of sources, including executive compensation information filed by other public medical device companies, as well as broad-based med-tech and life science executive compensation surveys. To help guide the components and levels of our executive compensation, the Compensation Committee engaged Top Five in late 2006. Top Five assisted the Compensation Committee with development of a peer group of public medical device companies. This peer group included companies that were in a similar stage of development and/or had similar ranges of market capitalization. Top Five also reviewed compensation practices of this peer group to assist the Compensation Committee with development of the primary elements of our executive compensation program. More specifically, Top Five conducted detail assessments of executive compensation for our peer group including: base salary; total cash compensation comprising base salary, and cash bonus; and long-term equity incentive compensation, including initial and ongoing stock option grants. The Compensation Committee and the Board, as applicable, based our 2007 executive compensation on this detailed analysis from Top Five, while also considering the other sources of executive compensation information noted above.

We generally target our direct, base salary compensation to be at the 50th percentile relative to our peer group. Because Northstar is a development stage company, the Compensation Committee set the 2007 cash bonus targets significantly below the 50th percentile of our peer group, with the expectation that these targets would increase as Northstar made future progress towards becoming an operating company. Guidelines for new hire grants and for ongoing stock option grants are also based on peer group analysis, with consideration of both the value and number of options granted. While we use the target of the 50 th percentile as our guide for base salary, we strongly believe in hiring top executive talent for critical functions. This may include negotiations with existing executives or targeted hires where their alternatives to employment with Northstar include compensation that is in excess of our guidelines and general practices. In order to retain or attract such individuals, we may determine that is in our best interest to offer compensation elements and terms that deviate from guidelines and general practices.

Compensation Elements

Cash Compensation

Base Salary

Base salary is primarily determined by competitive pay and individual job performance. Base salaries for executives are reviewed annually or more frequently should there be significant changes in responsibilities. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices. Approved increases in base salary for executives were effective February 2007.

During June 2007, upon the retirement of Dr. Levy, our current Chairman of the Board and our former President and Chief Executive Officer, Mr. Bowers was promoted to the offices of President and Chief Executive Officer and elected to the Board. We evaluated Mr. Bowers’ added responsibilities and new role with Northstar and based on that evaluation increased Mr. Bowers’ base salary 10%, to $285,000, which reflects approximately the 50th percentile of our peer group. Mr. Bowers did not receive an increase to his base pay in 2007 prior to his promotion, as he had previously received a 4% increase in base salary upon his promotion to Chief Operating Officer in November 2006.

Mr. Calvert did not receive an increase in base salary during 2007, as he received a 14% increase in November 2006 based on compensation analyses by Top Five at that time. Dr. Mehta received a 4% base salary increase based on corporate and individual performance. Mr. Lynch and Ms. Peterson did not receive increases in base salary during 2007 as they joined Northstar in November 2006 and January 2007, respectively.

During the first quarter of 2008, consistent with our annual review period, our Named Executive Officers received base pay increases based on consideration of 2007 corporate performance, individual performance, assessment of existing base salary relative to our peer group, and Northstar’s stage of development following the results of our EVEREST pivotal trial. The following named executive officers received increases to their base salary:

•	Mr. Bowers received a 4% increase, to $295,000;

•	Mr. Calvert received a 6% increase, to $222,600; and

•	Mr. Lynch and Dr. Mehta received 4% increases, to $212,200 and $248,200, respectively.

Ms. Peterson’s employment with Northstar was terminated in February 2008 as a result of the corporate reduction in force, and therefore, she did not receive an increase in base salary.

Bonuses

Our named executive officers and other members of executive management are eligible to participate in our Executive Management Cash Bonus Plan, or Bonus Plan. The Bonus Plan is designed to reward executive officers for achieving operating goals that are key to the success of our business and aligned with the near- and long-term interests of our shareholders. Executives who are employed through the time of payout are eligible to participate in the Bonus Plan; therefore Dr. Levy did not qualify to participate in the Bonus Plan for 2007 as his employment terminated in June 2007. The Compensation Committee, or the Board in the case of the Chief Executive Officer, sets bonus targets for each eligible executive at a fixed bonus target amount. Bonus targets are determined and approved or recommended by the Compensation Committee based on its review of external information. Beyond the external information, the Compensation Committee considers the role of the executive, the business stage of the company, other components of compensation, including base salary and equity compensation, and the competitive staffing environment. Bonus targets for 2007 increased relative to prior years as the Compensation Committee concluded that the anticipated progress of the EVEREST trial during 2007 would result in the company nearing an operating stage. As such, cash bonus compensation was increased both in dollar amounts and as a component of total compensation. However, given that we are a development stage company, overall bonus targets were set below the 50th percentile of our peer group.

Each year, Northstar’s management, subject to oversight and approval of the Compensation Committee, establishes corporate bonus objectives. Bonus objectives are determined based on business objectives for the year and are weighted to indicate the relevant importance of the individual objective to the company. The achievement of the bonus objectives and the relative weighting of the objective contribute to the percentage of the target pool that will be paid out as the bonus payment. Historically we have achieved 50-80% of our corporate bonus objectives. During 2007, we achieved 72% of the corporate bonus objectives. The 2007 bonus objectives were comprised of milestones and achievements in our stroke motor recovery program, particularly focusing on completion of the Everest trial and FDA submission preparations, and advances in our research of other clinical indications, development projects and intellectually property development. The 2008 bonus objectives focus on continued progress in our clinical programs for depression and stroke motor recovery and the product development and intellectually property development activities that support our clinical programs. Consistent with prior years, the 2008 bonus objectives approved by the Compensation Committee reflect stretch goals and, as such, we anticipate achievement levels consistent with what we have achieved historically.

2008 Target Bonus

As outlined previously, in 2007 the Compensation Committee set cash bonus targets for executives below the 50th percentile for our peer group, anticipating that such targets would increase each year as we made progress toward commercialization. However, since commercialization plans have been delayed, the Compensation Committee elected to reduce 2008 executive management cash bonus targets as outlined below.

The table below outlines the targets for 2007 and 2008 and the bonuses paid to our named executive officers for 2007:

	2007 Target Bonus	2007 Bonus Paid in 2008		2008 Target Bonus
John S. Bowers Jr.	$75,000	$54,000		$40,000
Raymond N. Calvert	40,000	32,000		25,000
Scott C. Lynch	30,000	22,000		20,000
Nawzer Mehta	30,000	25,000		20,000
Amy J. Peterson	30,000	22,000		—	(1)
Alan J. Levy, Ph.D.	75,000	—	(2)	—	(2)

(1)	Ms. Peterson’s employment with Northstar terminated in February 2008 as a result of corporate reduction in force.
(2)	Dr. Levy did not receive a bonus for 2007 and does not have a 2008 target bonus as his employment terminated during June 2007.

Long-term Compensation

Stock options and restricted stock

Based on our compensation philosophy, a substantial portion of our compensation rewards long-term performance of our company to promote executive retention. This is delivered to our executives through stock option grants upon their initial hire, and through ongoing annual grants of stock options or restricted stock. Similar to base salary increases, equity grants are also awarded to address promotions and significant changes in responsibility. We believe equity grants comprise a strong element of compensation that focuses the employees on financial and operational performance to create long-term value. Equity grants are generally “time based” and subject to vesting from one to four years in order to provide an incentive for continued employment.

The following table outlines the equity grants made during 2007 to our named executive officers:

	Shares Underlying Options Granted
	Bonus (1)	Annual (2)	Other (2)
John S. Bowers Jr. (3)	13,430	40,000	250,000
Raymond N. Calvert	8,328	30,000	—
Scott C. Lynch (4)	—	—	30,000
Nawzer Mehta	9,920	15,000	—
Amy J. Peterson	—	—	—
Alan J. Levy, Ph.D.	21,480	60,000	—

(1)	Stock options represent 2006 Bonus options granted in 2007 that vest in full on the first anniversary of the date of grant.
(2)	Annual and Other grants vest 25% on the first anniversary of the date of grant and 1/48th thereafter for 36 months.
(3)	Other reflects an option to purchase 250,000 shares granted to Mr. Bowers upon his promotion to the offices of President and Chief Executive Officer.
(4)	Reflects Mr. Lynch’s new hire grant only.

As discussed previously, the Compensation Committee engaged Top Five to assist with development of a compensation structure for executive management that included new hire and ongoing stock option grants. The guidelines for the level of these grants were based on peer group practices, including consideration of the absolute number of equity awards and awards as a percentage of outstanding shares, and estimated value of such grants. Going forward, the Compensation Committee believes that a mix of new hire and ongoing grants for executive management is appropriate. However, the size of such grants is likely to be larger than those made since we became a public company given our current stage of development.

Using the previous work performed by Top Five, and considering updated analysis provided by us that considered option and other equity grant practices of our peer group and other, similarly-sized medical technology and life sciences companies, the Compensation Committee, and the Board, as appropriate, in 2007 revised the ranges and specific composition of long term compensation for all employees, including executives. The Compensation Committee believed it was important that employees and executive management have long term incentives that were consistent with those of our shareholders, and that for retention purposes such incentives more closely reflect the current stock price environment for Northstar.

Effective April 1, 2008, the Compensation Committee and the Board, as applicable, awarded equity grants to our named executive officers as follows:

	Shares Underlying Options Granted in 2008 (1)	Shares of Restricted Stock Granted in 2008 (2)
John S. Bowers Jr.	325,000	70,000
Raymond N. Calvert	97,500	21,000
Scott C. Lynch	78,000	16,800
Nawzer Mehta	78,000	16,800
Amy J. Peterson (3)	—	—
Alan J. Levy, Ph.D. (3)	—	—

(1)	Options vest 25% on the first anniversary of the date of grant and 1/48th thereafter for three years.
(2)	Shares of restricted stock vest 33.3% on each of December 31, 2008, 2009, and 2010.
(3)	Ms. Peterson’s and Dr. Levy’s employment terminated prior to the issuance of grants during 2008.

Other Benefits and Perquisites

Our named executive officers participate in benefit plans that are available to all employees of Northstar generally, including health and welfare benefit plans. These benefits are seen as a standard part of basic employee benefits within the industry.

Tax Considerations

Section 162(m) of the Internal Revenue Code, or the Code, limits the deductibility of compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. The committee’s policy is to take into account Section 162(m) in establishing compensation of our executives. However, the deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m) of the Code. In 2007, the impact of the Section 162(m) limitation on our after-tax compensation expense was not material.

Delegation of Authority

The Compensation Committee has delegated authority, within approved guidelines, to the Chief Executive Officer and Chief Financial Officer to grant options during 2008 to employees by the Compensation Committee. Specifically, the Chief Executive Officer and Chief Financial Officer have authority to grant options to new non-executive employees, up to 30,000 shares per grant and an aggregate of 150,000 shares, and to grant interim performance grants to non-executive employees, limited to an aggregate of 16,000 shares. All new employee grants outside of the approved guidelines, including grants to executives, must be approved by the Compensation Committee, or the Board in the case of the Chief Executive Officer.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to or earned by our named executive officers, who are: (i) our current President and Chief Executive Officer; (ii) our Chief Financial Officer; (iii) our three other most highly compensated executive officers in 2007; and (iv) our former Chief Executive Officer who served in such office through June 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($) (1)		Non-equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)
John S. Bowers Jr.,	2007	$272,500		$—	$285,639		$54,000	$—		$558,139
President, Chief Executive Officer and Director Chief Operating Officer	2006	248,227		20,000	90,054		—	—		358,281

Raymond N. Calvert,	2007	210,000			103,339		32,000	—		313,339
Vice President, Finance and Chief Financial Officer	2006	192,401		20,000	69,698		—	—		282,099

Nawzer Mehta, Ph.D.	2007	238,453		—	61,025		25,000	—		299,478
Vice President, Clinical Affairs	2006	229,197		—	51,850		—	—		281,047

Scott C. Lynch, (4) Vice President, Marketing and Business Development	2007	204,343		10,000	36,896		22,000	60,000	(2)	311,239

Amy J. Peterson, (5)	2007	214,000		—	45,967		22,000	25,270	(2)	285,237
Vice President, Regulatory Affairs and Quality Assurance	2006	21,126		10,000	4,231		—	—		35,357

Alan J. Levy, Ph.D.	2007	219,319	(3)	—	168,173	(3)	—	—		387,492
Chairman and former President and Chief Executive Officer	2006	330,840		—	68,417		—	—		399,257

(1)	The amounts in this column represent the expense recognized in 2007 in accordance with SFAS 123R. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of all assumptions made by us in determining the SFAS 123R values of our equity awards.
(2)	The amounts reported for Mr. Lynch and Ms. Peterson reflect relocation benefits paid to or on behalf of these individuals.
(3)	Amounts for Dr. Levy reflect salary compensation as Chief Executive Officer of $197,319 and fees for serving as Chairman of the Board of $22,000. Compensation related to option grants reflects the expense incurred pursuant to SFAS 123R for Dr. Levy during 2007, including his service as Chief Executive Officer and Chairman.
(4)	Mr. Lynch joined the company in January 2007.
(5)	Ms. Peterson joined the company in November 2006.

2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (1)
John S. Bowers Jr.	3/1/2007	13,430	$11.81	$70,256
	3/1/2007	40,000	11.81	220,112
	7/2/2007	250,000	11.80	1,374,550
Raymond N. Calvert	3/1/2007	8,328	11.81	43,566
	3/1/2007	30,000	11.81	165,084
Scott C. Lynch	1/16/2007	30,000	13.71	191,643
Nawzer Mehta, Ph.D.	3/1/2007	9,920	11.81	51,894
	3/1/2007	15,000	11.81	82,542
Amy J. Peterson	—	—	—	—
Alan J. Levy, Ph.D.	3/1/2007	21,480	11.81	112,368
	3/1/2007	60,000	11.81	330,168

(1)	The amounts in this column represent the fair value of the options granted in 2007 in accordance with SFAS 123R. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of all assumptions made by us in determining the SFAS 123R values of our equity awards.

Supplemental 2007 Grants of Plan-Based Awards Table Narrative

1999 Stock Option Plan and 2006 Performance Incentive Plan

We have options outstanding under two shareholder-approved equity compensation plans: the 1999 Stock Option Plan, or 1999 Plan, and the 2006 Performance Incentive Plan, or 2006 Plan, and collectively the Plans. The 1999 Plan was terminated upon the effectiveness of the 2006 Plan; however, shares outstanding under the 1999 Plan remain subject to the provisions of the 1999 Plan. Shares underlying options cancelled under the 1999 Plan automatically transfer to the 2006 Plan.

As of December 31, 2007, a total of 2,544,237 options were outstanding under the Plans and 2,129,332 shares of common stock were reserved for future issuance. The number of shares available for grant automatically increases on January 1 of each year through January 1, 2015 by an amount equal to the lesser of 2% of the number of shares of common stock issued and outstanding on December 31 of the preceding year, or 1,000,000 shares. Our Board can act prior to January 1 each year to increase the share reserve by a lesser amount determined by our Compensation Committee.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date
John S. Bowers Jr.
	2/29/2004	159,999	(1)	—		$0.90	2/28/2014
	5/4/2005	6,349	(2)	—		1.35	5/3/2015
	2/16/2006	40,000	(1)	—		9.69	2/15/2016
	5/31/2006	8,246	(2)	—		13.66	5/30/2016
	11/27/2007	2,708	(1)	7,292	(1)	11.95	11/26/2016
	3/1/2007	—		13,430	(3)	11.81	2/28/2017
	3/1/2007	—		40,000	(1)	11.81	2/28/2017
	7/2/2007	—		250,000	(1)	11.80	7/1/2017
Raymond N. Calvert
	2/8/2001	26,666	(1)	—		0.60	2/7/2011
	2/28/2002	9,399	(2)	—		0.90	2/27/2012
	10/16/2002	7,200	(1)	—		1.20	10/15/2012
	8/2/2003	26,666	(1)	—		0.90	8/1/2013
	1/26/2004	8,266	(1)	—		0.90	1/25/2014
	3/4/2004	26,666	(1)	—		0.90	3/3/2014
	5/4/2005	15,301	(2)	—		1.35	5/3/2015
	2/16/2006	32,000	(1)	—		9.69	2/15/2016
	5/31/2006	6,359	(2)	—		13.66	5/30/2016
	3/1/2007	—		8,328	(3)	11.81	2/28/2017
	3/1/2007	—		30,000	(1)	11.81	2/28/2017
Scott C. Lynch
	1/16/2007	—		30,000		13.71	1/15/2017
Nawzer Mehta, Ph.D.
	1/18/2005	119,999	(2)	—		1.20	1/17/2015
	5/31/2006	8,226	(1)	—		13.66	5/30/2016
	3/1/2007	—		9,920	(3)	11.81	2/28/2017
	3/1/2007	—		15,000	(1)	11.81	2/28/2017
Amy J. Peterson
	11/27/2007	10,833	(1)	29,167	(1)	11.95	11/26/2016
Alan J. Levy, Ph.D.
	4/9/2001	7,313	(1)	—		$0.60	4/8/2011
	2/28/2002	15,813	(2)	—		0.90	2/27/2012
	10/16/2002	165,733	(1)	—		1.20	10/15/2012
	1/26/2004	25,973	(2)	—		0.90	1/25/2014
	5/4/2005	13,558	(2)	—		1.35	5/3/2015
	6/15/2006	11,850	(2)	—		11.01	6/14/2016
	9/5/2006	—		20,000	(1)	11.53	9/4/2016
	3/1/2007	—		21,480	(3)	11.81	2/28/2017
	3/1/2007	—		60,000	(1)	11.81	2/28/2017

(1)	Grant vests 25% on the first anniversary of the date of grant and 1/48 per month thereafter.
(2)	Grant 100% vested upon issuance.
(3)	Grant vests 100% on the first anniversary of the date of grant.

2007 OPTION EXERCISES

During August 2007, Dr. Levy exercised options to purchase 20,000 shares at exercise prices of $0.60 to $0.90 per share, for a net value to Dr. Levy of $209,000 based on the closing market value on the exercise date of $11.24 per share.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement with John S. Bowers Jr.

Mr. Bowers’ amended employment agreement, effective July 2, 2007, provides that, in the event that Mr. Bowers’ employment is terminated without Cause or Mr. Bowers resigns for Good Reason (each as defined in the employment agreement), Mr. Bowers will be entitled to receive: (a) his full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) his base salary for a period of 12 months from the date of termination, payable in accordance with our regular payroll cycle; (c) 12 months of accelerated vesting of all stock options or full vesting of all stock options in the event termination occurs within 12 months following a change in control; and (d) reimbursement at a predetermined rate for continued health insurance coverage for 12 months following termination. Mr. Bowers may also be entitled to a payment equal to 20% of the cash severance payment if certain deferred compensation tax penalties are imposed by the Internal Revenue Service. Receipt of these benefits is contingent on signing a full general release of all claims.

The agreement, including the continued receipt of any severance payments, requires Mr. Bowers to abide by restrictive covenants relating to non-solicitation, non-hire, and non-competition for one year following termination of employment.

Employment Agreements with Raymond N. Calvert, Scott C. Lynch, and Nawzer Mehta, Ph.D.

The employment agreements with each of Mr. Calvert, Mr. Lynch and Dr. Mehta, in effect as of December 31, 2007, provide that, in the event his employment is terminated without Cause or he resigns for Good Reason (each as defined in the applicable employment agreement), he will be entitled to receive: (a) his full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) his base salary for a period of six months from the date of termination, payable in accordance with our regular payroll cycle; (c) 12 months of accelerated vesting of all stock options or full vesting of all stock options in the event termination occurs within 12 months following a change in control; and (d) reimbursement at a predetermined rate for continued health insurance coverage for 12 months following termination. Each of Messrs. Calvert and Lynch and Dr. Mehta may also be entitled to a payment equal to 20% of the cash severance payment if certain deferred compensation tax penalties are imposed by the Internal Revenue Service. Receipt of these benefits is contingent on signing a full general release of all claims.

Each employment agreement, including the continued receipt of any severance payments, requires him to abide by restrictive covenants relating to non-solicitation, non-hire and non-competition for one year following termination of employment.

Employment Agreement with Amy J. Peterson

Upon the termination without cause of Ms. Peterson effective February 29, 2008 Ms. Peterson received: (a) her full base salary through the date of termination and all other unpaid amounts as of such date, including any bonus then earned and payable; (b) her base salary for a period of six months from the date of termination, paid in a lump sum; (c) 12 months of accelerated vesting on all of her stock options; and (d) continued health insurance benefits for 12 months following termination. Ms. Peterson signed a full general release of all claims and has agreed to abide by restrictive covenants relating to non-solicitation, non-hire and non-competition for one year following the termination of her employment.

Change in Control Provisions

The following table quantifies potential payments that could be made to the named executive officers under various employment termination scenarios under the terms of the agreements summarized above, and the terms of our 1999 Plan upon a change in control. The amounts set forth in the table are based on the following assumptions: that the named executive officer was terminated, or that a change in control of the company closed, on December 31, 2007 or February 29, 2008; that the closing price of our common stock on December 31, 2007 was $9.30 and on February 29, 2008 was $1.60; and that any options accelerated in connection with termination or a change in control were immediately sold.

2008 TERMINATION OR CHANGE IN CONTROL POTENTIAL PAYMENTS

Name (1)	As of December 31, 2007		As of February 29, 2008
	Prior to Change in Control	After a Change in Control	Prior to Change in Control	After a Change in Control
Cash Severance
John S. Bowers Jr.	$285,000	$285,000	$295,000	$295,000
Raymond N. Calvert	105,000	105,000	111,300	111,300
Scott C. Lynch	102,500	102,500	106,100	106,100
Nawzer Mehta, Ph.D.	119,905	119,905	124,100	124,100

Medical Insurance Reimbursement
John S. Bowers Jr.	$13,800	$13,800	$13,800	$13,800
Raymond N. Calvert	13,800	13,800	13,800	13,800
Scott C. Lynch	13,800	13,800	13,800	13,800
Nawzer Mehta, Ph.D.	13,800	13,800	13,800	13,800

Stock Option Acceleration
John S. Bowers Jr.	$56,002	$36,002	$—	$—
Raymond N. Calvert	33,878	42,162	1,014	1,170
Scott C. Lynch	—	—	—	—
Nawzer Mehta, Ph.D.	243,000	263,258	11,000	11,000

Total
John S. Bowers Jr.	$354,802	$334,802	$308,800	$308,800
Raymond N. Calvert	152,678	160,962	126,114	126,270
Scott C. Lynch	116,300	116,300	119,900	119,900
Nawzer Mehta, Ph.D.	376,705	396,963	148,900	148,900

(1)	Ms. Peterson is not included in the table as her employment was terminated without cause in February 2008 and she received six-months of base salary totaling $107,000 and is entitled to receive $10,800 in medical insurance reimbursement over for 12 months following her termination. The exercise price of all of Ms. Peterson’s stock options exceeded the quoted market value on the date of her termination; therefore no value was realized from the acceleration of those options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis under the caption “Executive Compensation, Compensation Discussion and Analysis” of this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Northstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee

Wende S. Hutton, Chairperson

Albert J. Graf

Dale A. Spencer

DIRECTOR COMPENSATION

General Description of Director Compensation

Each of our non-employee directors receives compensation for participating on our Board comprised of annual retainers and fees for each meeting attended based on the following schedule:

	2007	2008
Meeting Attendance
In-person	$1,500	$1,500
Telephonic	500	500
Committee	500	1,000
Retainers
All directors	10,000	15,000
Additional Retainers
Chairman	10,000	30,000
Audit Committee Chair	7,500	12,000
Audit Committee Member	1,000	1,000
Compensation Committee Chair	3,000	6,000
Nominating and Corporate Governance Committee Chair	3,000	4,500

Each new non-employee director on our Board receives an option grant to purchase 25,000 shares of our common stock, vesting in 36 equal monthly installments. Each continuing non-employee director receives an annual option grant to purchase 10,000 shares of our common stock, vesting in 36 equal monthly installments. Each such option has an exercise price equal to the closing stock price of our common stock on the date of grant and has a ten-year term. In the event of a change in control, each outstanding non-employee director option will become immediately vested and exercisable in full. The non-employee members of our Board are reimbursed for travel, lodging and other reasonable expenses incurred in attending board and committee meetings.

The following table summarizes director compensation during the year ended December 31, 2007:

2007 DIRECTOR COMPENSATION

Name (1)(4)	Fees Earned or Paid in Cash (2)	Option Awards (3) (5)	Total
Susan K. Barnes	$29,000	$58,098	$87,098
Michael Ellwein	12,000	22,693	34,693
Albert J. Graf	18,000	75,802	93,802
Wende S. Hutton	22,500	75,802	98,302
Robert E. McNamara	22,500	75,802	98,302
Dale A. Spencer	24,500	75,802	100,302
Carol D. Winslow	26,000	75,802	101,802
Jesse I. Treu, Ph.D. (5)	21,000	31,204	52,204

(1)	John S. Bowers Jr., Northstar’s President and Chief Executive Officer, and Alan J. Levy Ph.D. are not included in this table. Mr. Bowers is an employee and thus receives no compensation for his services as a director. Dr. Levy served as Northstar’s President and Chief Executive Officer through June 2007. The compensation received by Mr. Bowers as an employee and Dr. Levy as an employee and a director is shown in the “Summary Compensation Table” included in this proxy.
(2)	Includes annual retainer payments made to directors and amounts earned for board and committee meeting attendance.

(3)	The amounts in this column represent the expense recognized in 2007 in accordance with SFAS 123R. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of all assumptions made by us in determining the SFAS 123R values of our equity awards.
(4)	The following table summarizes director options as of and for the year ended December 31, 2007:

Name (2)	Securities Underlying Unexercised Options	Securities Underlying Options Granted During 2007	Grant Date Fair Value of Securities Underlying Options Granted During 2007 (1)
Susan K. Barnes	35,000	10,000	$58,227
Michael Ellwein	25,000	25,000	$145,568
Albert J. Graf	35,000	10,000	$58,227
Wende S. Hutton	36,333	10,000	$58,227
Robert E. McNamara	35,000	10,000	$58,227
Dale A. Spencer	35,000	10,000	$58,227
Carol D. Winslow	35,000	10,000	$58,227
Jesse I. Treu (5)	—	—	$—

(1)	The amounts in this column represent the fair value of the options granted in 2007 in accordance with SFAS 123R. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of all assumptions made by us in determining the SFAS 123R values of our equity awards.

(5)	Dr. Treu did not stand for re-election at the 2007 Annual Meeting of Shareholders. Amounts paid to Dr. Treu in 2007 represent amounts due for service during 2006 and the period up to the end of his term as a director, which ended at the 2007 Annual Meeting of Shareholders held on June 13, 2007.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of “independent directors” within the meaning of the applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and operates pursuant to a written charter adopted by our Board. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements and assessing the independent registered public accounting firm’s qualifications and independence. Management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board for 2007.

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Ernst & Young LLP, the company’s independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standard No. 61, Communications with Audit Committees, as amended; and

•

received from Ernst & Young LLP the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Susan K. Barnes, Chairperson

Robert E. McNamara

Carol D. Winslow

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes information regarding the beneficial ownership of our outstanding common stock as of February 29, 2008, for:

•	each person or group that we know owns more than 5% of the common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of February 29, 2008, 25,892,217 shares of common stock were issued and outstanding. The officers and directors in the following table can be reached at our principal offices.

Name	Number of Shares		Percent of Shares
Entities affiliated with Tang Capital Partners LP	2,560,500	(1)	9.89%
Entities affiliated with Mayfield X LP	2,350,749	(1)	9.08%
Entities affiliated with Accipiter Capital Management, LLC	1,438,343	(1)	5.56%
Entities affiliated with Diamondback Capital Management LLC	1,209,279	(1)	4.67%

Named Exec Officers
John S. Bowers, Jr.	241,565	(2)	0.93%
Raymond N. Calvert	174,351	(3)	0.67%
Scott C. Lynch	9,374	(4)	0.04%
Nawzer Mehta, Ph.D.	141,895	(5)	0.55%
Amy J. Peterson	22,500	(6)	0.09%
Other Executive Officers	268,198	(7)	1.04%

Board of Directors
Alan J. Levy, Ph.D.	925,677	(8)	3.58%
Susan K. Barnes	24,767	(9)	0.10%
Michael D. Ellwein	6,944	(10)	0.03%
Albert J. Graf	18,749	(11)	0.07%
Wende S. Hutton	35,605	(12)	0.14%
Robert E. McNamara	18,749	(11)	0.07%
Dale A. Spencer	92,748	(13)	0.36%
Carol D. Winslow	23,621	(11)	0.09%

(1)	Based on publicly available information
(2)	Includes 241,565 shares issuable upon the exercise of stock options within 60 days of February 29, 2008, 18,334 of which, if exercised, are subject to repurchase.
(3)	Includes 174,351 shares issuable upon the exercise of stock options within 60 days of February 29, 2008, 17,376 of which, if exercised, are subject to repurchase.
(4)	Includes 9,374 shares issuable upon the exercise of stock options within 60 days of February 29, 2008.
(5)	Includes 141,895 shares issuable upon the exercise of stock options within 60 days of February 29, 2008, 22,500 of which, if exercised, are subject to repurchase.

(6)	Includes 22,500 shares issuable upon the exercise of stock options within 60 days of February 29, 2008.
(7)	Includes 268,198 shares issuable upon the exercise of stock options within 60 days of February 29, 2008, 19,097 of which, if exercised, are subject to repurchase
(8)	Includes 265,885 shares issuable upon the exercise of stock options within 60 days of February 29, 2008.
(9)	Includes 24,767 shares issuable upon the exercise of stock options within 60 days of February 29, 2008, 4,630 of which, if exercised, are subject to repurchase
(10)	Includes 6,944 shares issuable upon the exercise of stock options within 60 days of February 29, 2008.
(11)	Includes 18,749 shares issuable upon the exercise of stock options within 60 days of February 29, 2008.
(12)	Includes 114 shares held by Wende Hutton TTEE and 4,960 shares held by G. Thompson Hutton & Wende S. Hutton TTE Living Trust. Also includes 20,416 shares issuable upon the exercise of stock options within 60 days of February 29, 2008.
(13)	Includes 67,333 shares held by the D.A. Spencer Family L.P., of which Mr. Spencer has sole voting and dispositive power, and 18,749 shares issuable upon the exercise of stock options within 60 days of February 29, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Northstar has no transactions that require disclosure in this section.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the 2007 fiscal year, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except as set forth in this paragraph. Due to an administrative error, the Forms 4 required to be filed by Ms. Hutton with respect to transactions that occurred in November 2006 and May 2007 were reported on a Form 5 filed on February 8, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information as of December 31, 2007 for two categories of equity compensation plans. The 1999 Plan and the 2006 Plan have been approved by our shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	2,544,237	$8.13	2,544,237
Equity compensation plans not approved by shareholders	—	—	—

Total	2,544,237	$8.13	2,544,237

FEE DISCLOSURES

The following chart shows the aggregate Ernst & Young LLP fees for professional services in the named categories for the years ended December 31, 2007 and December 31, 2006:

	2007	2006
Audit fees (1)	$403,113	$318,033
Audit-related fees (2)	8,000	630,946
Tax fees (3)	49,882	9,250
All other fees (4)	1,400	19,378

Total	$462,395	$977,607

(1)	This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements, for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
(2)	Fees associated with the filing of our Registration Statement on Form S-3, which was declared effective on September 14, 2007, and our Registration Statement on Form S-1, which was declared effective May 4, 2006.
(3)	Tax fees consisted of consultations on various tax matters and compliance with filing requirements.
(4)	All other fees consisted primarily of additional accounting fees associated with the adoption of SFAS 123R.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $50,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting. None of the services related to Audit-Related Fees, Tax Fees or All Other Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. Our Audit Committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to questions by shareholders.

OTHER BUSINESS

The Board does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

DEADLINE FOR RECEIPT OF

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals intended for inclusion in the proxy materials for our 2009 annual meeting must be received by Northstar at its executive offices at 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121 no later than December 28, 2008. Pursuant to our bylaws, shareholders intending to present a proposal that will not be included in the proxy materials, including all shareholder nominations for director, must give written notice of the proposal to us no later than December 28, 2008. However, if the date of the 2009 annual meeting is a date that is not within 30 days before or after June 5, 2009, notice by the shareholders of a proposal must be received no later than the close of business on the 10th calendar day after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Such proposal should be directed to the Secretary, Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2007 accompanies this proxy statement. If you did not receive a copy, you may obtain one without charge by writing or calling Investor Relations, Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121, (206) 902-1997.

By Order of the Board of Directors,

Raymond N. Calvert
Vice President, Finance, Chief Financial Officer and Secretary

Seattle, Washington

April 28, 2008

Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

Proxy for the Annual Meeting of Shareholders

To be held on June 5, 2008

Solicited by the Board of Directors

The undersigned hereby appoints John S. Bowers, Jr. and Raymond N. Calvert, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Northstar Neuroscience, Inc., a Washington corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 8:00 a.m., local time, at the at the offices of DLA Piper at 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104 and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 28, 2008 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposal is recommended by the Board of Directors:

1. To elect the following three (3) persons as a Class I director in the case of John S. Bowers Jr. or as a Class II director in the case of Robert E. McNamara and Dale A. Spencer to hold office until the 2010 and 2011 Annual Meeting of Shareholders, respectively, and until their respective successors are elected and qualified:

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.)

John S. Bowers, Jr. (CLASS I DIRECTOR)

Robert E. McNamara (CLASS II DIRECTOR)

Dale A. Spencer (CLASS II DIRECTOR)

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.	Signature:	Date:
	Signature:	Date: